Exhibit 99.1

Information on Cash Bonus Awards for 2004

On March 30, 2005, the Compensation Committee of the Board of Directors of Foster Wheeler Ltd. approved cash bonus payments for 2004 for its executive officers under the Foster Wheeler Annual Incentive Plan for 2002 and Subsequent Years. The bonus amounts for the Chief Executive Officer, the four other most highly compensated executive officers of the Company at the end of 2004, and one individual for whom disclosure would have been provided but for the fact that such individual was not serving as an executive officer at the end of 2004, is set forth in the table below.

Officer	Cash Bonus Amount Awarded for 2004 Performance
R. J. Milchovich Chairman, President & CEO	$1,333,667
B.H. Cherry President & CEO of Foster Wheeler North America Corp.	$387,000
J. T. La Duc Executive Vice President & Chief Financial Officer	$173,500
B. K. Ferraioli Vice President & Controller	$122,000
T. Desmaris Vice President & Treasurer	$118,700
S.I. Weinstein Former Deputy General Counsel & Vice President	$124,432	(1)

(1)   Mr. Weinstein received his bonus in connection with his termination under his Employment Agreement.